SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------
                       THE TRACKER CORPORATION OF AMERICA
            (Exact name of registrant as specified in its character)

          DELAWARE                                               86-0767918
(State of other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification number)

1120 FINCH AVENUE WEST, SUITE #303
NORTH YORK, ONTARIO, CANADA                                       M3J 3H8
(Address of Principal Executive Offices)                         (Zip Code)

                             -----------------------
                      2001 STOCK WAGE AND FEE PAYMENT PLAN
                            (Full title of the Plan)
                             -----------------------
                               BRUCE I. LEWIS, CEO
                        The Tracker Corporation of America
                         1120 Finch Avenue West, Suite #30
                          Toronto, Ontario, Canada M3J 3H8
                        (Name and address of agent for service)

                                   (416)663-8222
               (Telephone number, including area code, of agent for service)
                             -----------------------
Approximate date of commencement of proposed sales pursuant to the plan: From time to time after this registration statement becomes effective.

                            CALCULATION  OF  REGISTRATION  FEE

                                              Proposed            Proposed          Amount of
Title of Securities to be   Amount to be  Maximum Offering         Maximum        Registration
      Registered             Registered   Price per Share(1)  Aggregate Offering     Fee(1)
                                                                    Price
----------------------------------------------------------------------------------------------

Common Stock,
 .001 par value                8,000,000  $             .07  $           560,000  $      147.84

------------------
1  Computed  pursuant  to  Rules  457(h)(1)  and  457(c)  for  the purpose of calculation of  the registration fee on the basis of the average of the bid and asked price of  a share of our common stock on December 1, 2000, as reported by the National Quotation  Bureau,  Inc.

          PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The  document(s)  containing  the information specified in Items 1 and 2 of
Part I of Form S-8 will be sent or given to employees as specified in Rule 428(b)(1). In accordance with the instructions to Part I, these documents are not filed with the SEC as part of this registration statement.

       PART  II.  INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE

     We previously filed the following documents with the SEC. They are incorporated herein by reference and made a part hereof:

     1.  Our  Annual  Report  on  Form  10-K for the fiscal year ended March 31,
2000.

     2. All other reports we filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since March 31, 1999.

     All documents subsequently filed by us pursuant to sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM  4.  DESCRIPTION  OF  SECURITIES

     Not  applicable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL

     A. Todd Merolla, of A. Todd Merolla, P.C., acted as our outside securities counsel from October 1999 through the present. Over this time period, he has received both cash and stock for his legal services, including $10,000 worth of our common stock under this registration statement. He holds approximately 170,000 shares of our common stock.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Pursuant to our bylaws, we may indemnify, purchase indemnity insurance, or pay and advance expenses to our directors, officers and other persons who are eligible or entitled to such indemnification, payments or advances. Any such indemnification or payment must be expressly authorized by our board of directors and in accordance with the provisions of the laws of Delaware. Our right to indemnify such persons shall include our authority to enter into written agreements for indemnification with such provisions.

     Subject to the provisions of the laws of Delaware, our directors shall not be liable to the company or our shareholders for monetary damages for an act or omission in the director's capacity of a director, as long as the director acted in good faith.

     Indemnification of officers or persons controlling us for liabilities arising under the Securities Act of 1933 is held to be against public policy by the SEC and is therefore unenforceable.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED

     We issued the securities to be reoffered or resold pursuant to this registration statement in reliance on Sec.4(2) of the Securities Act of 1933 as an isolated sale to our employees, not part of any public offering.

ITEM  8.  EXHIBITS

Exhibit

4.1* Certificate of Incorporation, as corrected by Certificate of Correction of Certificate of Incorporation dated March 27, 1995, and as amended by Certificate of Amendment to the Certificate of Incorporation dated November 1, 1995, and Certificate of Designation of Rights, Preferences and Privileges of $1,000.00 6% Cumulative Convertible Preferred Stock of the Registrant dated April 19, 1996, and Certificate of Designation of Rights, Preferences and Privileges of Series B $1,000.00 6% Cumulative Convertible Preferred Stock of the Registrant dated June 5, 1996

4.2*     Bylaws

4.3      2001  Stock  Wage  and  Fee  Payment  Plan

5.1      Opinion  of  A.  Todd  Merolla,  P.C.

23.1     Consent  of  J.  L.  Stephan  Co.,  P.C.

23.2     Consent  of  A.  Todd  Merolla,  P.C.  (included  in  Exhibit  5.1)

24.1 Power of Attorney (see below signature page on page 6 of this registration statement)

_____________
* Incorporated by reference from our registration statement on Form S-1 (No.33-99686 and amendments thereto)

ITEM  9.  UNDERTAKINGS

The  Registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North York, Province of Ontario, Canada on December 5, 2000.

                                   THE  TRACKER  CORPORATION  OF  AMERICA



                                   BY:  /s/  Bruce  I.  Lewis
                                      ----------------------------------------
                                             BRUCE  I.  LEWIS
                                             CHIEF  EXECUTIVE OFFICER

          Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North York, Province of Ontario, Canada on December 5, 2000.


                                   2001  STOCK  WAGE  AND  FEE  PAYMENT  PLAN


                                   BY:  /s/  Bruce  I.  Lewis
                                      ----------------------------------------
                                             BRUCE  I.  LEWIS
                                             CHIEF  EXECUTIVE  OFFICER
                                             THE TRACKER CORPORATION OF AMERICA

EXHIBIT NUMBER                 EXHIBIT
--------------                --------

    4.3         2001 Stock Wage and Fee Payment Plan
    5.1         Opinion of A. Todd Merolla, P.C.
   23.1         Consent of J. L. Stephan Co., P.C.
   23.2         Consent of A. Todd Merolla, P.C. (included in Exhibit 5.1)
   24.1 Power of Attorney (see below signature page on page 7 of this registration statement)
   99.1         Reoffer Prospectus